Tema ETF Trust 40-APP

Exhibit 99(B)(2)

EXHIBIT B-2
TEMA ETFS LLC
VERIFICATION PURSUANT TO RULE 0-2(d)

The undersigned states he has duly executed the attached Application dated November 12, 2025, for and on behalf of Tema ETFs LLC; that he is Chief Operating Officer of such company; and that all action by stockholders, officers, directors and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further says that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

TEMA ETFS LLC

By:	/s/ Matthew Keeling
Name:	Matthew Keeling
Title:	Chief Operating Officer